UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

December 16, 2009

Date of Report (Date of earliest event reported)

VIST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-14555	23-2354007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

1240 Broadcasting Road, Wyomissing, Pennsylvania	19610
(Address of principal executive offices)	(Zip Code)

(610) 208-0966

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting held on December 16, 2009, the Board of Directors of VIST Financial Corp. (the “Corporation”) approved awards of long-term restricted stock under the Leesport Financial Corp. 2007 Equity Incentive Plan to certain officers and employees of the Corporation, including certain of the Corporation’s named executive officers.  These grants were made in shares of restricted stock in recognition that such individuals are not eligible to receive cash bonuses or incentive stock options as a result of rules related to the Corporation’s participation in The Troubled Asset Relief Program (“TARP”) of the United States Department of the Treasury.

The terms of each long-term restricted stock award are set forth in a Restricted Stock Agreement between the Corporation and the individual.  The Restricted Stock Agreement provides that (i) one-third of the award is subject to a three-year vesting schedule, (ii) one-third of the award is subject to the satisfaction of certain corporate or business unit, as applicable, performance criteria, and (iii) the remaining one-third is subject to the satisfaction of certain individual performance criteria.  If the relevant performance criteria are achieved, such portion of the award will vest pursuant to a three-year vesting schedule.  Additionally, the vesting of such awards will be in accordance with rules applicable to companies participating in TARP.  These rules require that awards must be subject to a substantial risk of forfeiture by requiring that such employee must provide substantial services for two years from the date of grant, other than due to the employee’s death or disability, or a change of control prior to the second anniversary of the grant date.  Additionally, these rules require that the transferability of the restricted stock be tied to repayment of the financial assistance.  Accordingly, for each 25% of the total financial assistance repaid, 25% of the total long-term restricted stock may become transferrable.

The number of shares of long-term restricted stock awarded to named executive officers was:  Robert D. Davis – 2,500 shares and Charles J. Hopkins – 1,000 shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIST FINANCIAL CORP.

Dated: December 22, 2009

	By:	/s/ Edward C. Barrett
Edward C. Barrett
Executive Vice President and Chief Financial Officer